BRITISH COLUMBIA
The Best Place on Earth

Number: BC0281920

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that ZAB RESOURCES INC. changed its name to KOKOMO ENTERPRISES INC. on April 16, 2009 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On April 16, 2009

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada